LETTER OF INTENT

This Letter of Intent ("LOI") is entered into this 6th day of May, 2020, by and between [redacted] a [redacted] limited liability company ("SELLER"); and **MACARTHUR RESOURCES, LLC,** a West Virginia limited liability company ("BUYER").

RECITALS:

A. SELLER owns certain coal leases in Greenbrier County, West Virginia and related coal mining permits and surety bonds (as further described on **Exhibit A** hereto, the "Assets").

B. SELLER and BUYER desire to set forth in this LOI the general terms and conditions upon which SELLER shall sell and BUYER shall purchase the Assets.

NOW, THEREFORE, THE PARTIES agree as follows:

1. Definitive Agreement and Closing Period. The parties shall immediately commence to negotiate in good faith a definitive written asset purchase agreement for the purchase and sale of the Assets (the "Definitive Agreement") containing the general terms set forth in this LOI and such other customary terms, conditions, warranties, representations, covenants, and provisions that are mutually agreeable to BUYER and SELLER. The Definitive Agreement shall be negotiated and, if mutually acceptable, executed by the parties within thirty (30) days (the "Closing Period") of the date of this LOI with a closing to occur no later than forty-five (45) days from the date of this LOI (the "Closing Date"). In the event the parties cannot negotiate and execute a mutually agreeable Definitive Agreement and all ancillary agreements within the Closing Period, this LOI and the parties' respective rights and obligations hereunder shall automatically terminate.

2. Purchase Price. The consideration to be paid by BUYER to SELLER for the purchase of the Assets (the "Purchase Price") will be the sum of: (i) $ 500,000. P.M (the "Base Purchase Price"); plus (ii) a royalty payable to the SELLER in the amount of $0. $1.50 per short ton (2,000 pounds) of finished/clean coal product, with a cap of $ 1,500,000. PM. . BUYER shall not assume any liabilities or payables of Seller, other than those obligations arising after the Closing Date under the terms of the coal leases and permits. All unrecouped minimums shall transfer to Buyer as part of the Base Purchase Price. BUYER and SELLER will file the permit transfer applications on the Closing Date and BUYER will file its own bonds to replace SELLER'S surety bonds on the Closing Date. $1.50

3. Exclusivity. From the date of this LOI until the Closing Date, or until this LOI is otherwise terminated as provided herein, SELLER grants to BUYER the exclusive right to acquire the Assets. In this regard, SELLER shall not solicit, entertain or negotiate with any other party or entity for the sale, lease, or other disposition of the Assets and or any ownership interest of SELLER and SELLER shall take no other action to circumvent or hinder BUYER'S right or ability to acquire the Assets.

4. Contingencies/Termination. (i) The completion of the transactions contemplated herein shall be contingent upon and subject to: (a) the parties execution of the Definitive Agreement and the ancillary agreements that are satisfactory to BUYER and SELLER prior to the Closing Period; (b)

SELLER having good and marketable title to the Assets free and clear of all liens and encumbrances unless permitted; (c) The Assets having no undisclosed liabilities; (d) receipt of all required governmental and regulatory approvals and third party consents (including consent of the lessor under the coal leases; and (e) BUYER'S completion of its due diligence review of the Assets prior to the Closing Date, and determination that the results of such review are satisfactory, is BUYER'S sole discretion.

(ii) In the event BUYER determines that any of the conditions in Section 4(i) are not or cannot be satisfied or that its due diligence review is not satisfactory, then BUYER will notify SELLER and the parties' respective rights and obligations hereunder shall automatically terminate.

(iii) Upon the parties execution of this LOI, SELLER will provide to BUYER access to all Assets and copies of all reserve reports, drill hole data, mine plans, engineering and CAD drawings, environmental reports, title reports, and all other documents and data related to the Assets.

5. **Non-Binding and Binding Terms**. This LOI is not, and the parties' execution hereunder does not constitute, an agreement to consummate the transaction described in this LOI or any other formal contract for any purpose. It is understood that this LOI is merely a statement of intent and while the parties appear to agree in principle to the contents hereof and propose to proceed promptly and in good faith to complete a due diligence review and negotiate the terms of the Definitive Agreement any legal obligations between the parties hereof shall be only as set forth in a duly negotiated and executed Definitive Agreement if the parties are successful in negotiating same. Accordingly, except for the provisions of paragraphs 1, 3, 4, 5, 6, 7, 8 and 9, which shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, this LOI does not constitute a binding agreement nor does it constitute an agreement to enter into a binding agreement and the terms hereof are subject to the execution and delivery of written Definitive Agreement. Such Definitive Agreement shall be in form and substance satisfactory to the parties and their respective counsel.

6. **Confidentiality**. Unless otherwise required by applicable law, prior to closing, no public announcement or disclosure to any third party of this LOI or the transaction contemplated herein shall be made by SELLER or BUYER or their respective owners, employees, agents or representatives without the prior written consent of both parties; provided that (i) BUYER may disclose the proposed transaction to is accountants, engineers, consultants or attorneys that are working on this transaction upon prior written notice to SELLER and after obtaining their agreement to be bound by this confidentiality provision, and (ii) SELLER may disclose the proposed transaction to is accountants, engineers, consultants or attorneys that are working on this transaction without prior written notice or consent to the BUYER. Any information furnished by SELLER to BUYER, its attorneys, accountants or other representatives in connection with the transactions contemplated herein shall be treated as confidential information. In the event that the sale and purchase contemplated herein is not consummated for whatever reason, BUYER agrees to return to SELLER all written information furnished (including all copies) by SELLER to BUYER or its attorneys, accountants and other representatives with respect to such contemplated acquisition.

7. This LOI and the offer of BUYER to effect a transaction will expire at 5:00 PM Eastern Time on ~~May~~ 6/6, 2020, unless this LOI is agreed to and accepted by SELLER in writing on or before 5:00 PM Eastern Time on ~~May~~ 6/6, 2020.

8. <u>Governing Law</u>. This LOI shall be governed by and construed under the laws of the State of Virginia, without regard to its conflicts of law principles.

9. <u>Entire Agreement and Assignment</u>. This LOI constitutes the complete understanding of the parties with respect to the subject matter referenced herein and any other agreements, contracts or understandings (whether oral or written) are superseded by the terms hereof. Neither party may assign or transfer any of its rights under this LOI, including by stock sale, merger, consolidation, dissolution, operation of law, or any other manner, except with the prior written consent of the other party; provided that BUYER may assign this LOI to a new entity to be formed by BUYER for this transaction. This LOI may be signed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

SELLER:

[redacted]

By [redacted]
Name: [redacted]
Title: [redacted]

BUYER:

MACARTHUR RESOURCES, LLC

By: Paul Moran
Name: Paul Moran
Its: Managing Member

EXHIBIT A

[redacted]

[redacted]

(the first number is the permit number and the second is the NPDES permit - final amounts are the current bond amounts but keep in mind for [redacted] we have another release coming very soon in the amount of 34,776.00 - a Stage 1 release for part of [redacted] - we have received 3 or 4 releases for [redacted] and [redacted] since the beginning of the year)

For the 2 properties [redacted] owns in fee, the details are as follows:

-- Deed Recorded in the name of [redacted] on 1-10-14 (paid $130K for [redacted] acres situate in [redacted] District Greenbrier County, West Virginia Deed Book Volume [redacted] Page [redacted]

-- Deed Recorded in the name of [redacted] on 10-25-17 (paid $20K for [redacted] acres situate in [redacted] District Greenbrier County, West Virginia Deed Book Volume [redacted]. Page [redacted]

Permits

Any USCAE will be included. [redacted] has Corp permits at [redacted] and has received non-jurisdictional exemptions at [redacted] Valley. The State of West Virginia has signed off on all permits.